Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   January 29, 2015
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                    Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           (317) 636-9800
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BALDWIN & LYONS ANNOUNCES RECORD PREMIUM LEVELS AND FINANCIAL RESULTS FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2014

Carmel, Indiana, January 29, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $6.9 million, or $.46 per share, for the fourth quarter of 2014 compared to $4.4 million, or $.30 per share, during the fourth quarter of 2013.  Net investment gains for the fourth quarter of 2014, which include both realized and unrealized gains in the Company’s limited partnership investments, were $1.4 million after tax, or $.09 per share, compared to gains of $4.6 million, or $.30 per share, in the same quarter of 2013.  In total, net income for the quarter was $8.2 million, or $.55 per share, which compares to $9.0 million, or $.60 per share, for the prior year’s fourth quarter.

For the year, after tax operating income totaled $20.0 million, or $1.34 per share, compared to $21.3 million, or $1.43 per share, for the prior year period.  Net investment gains for the full year 2014 were $9.7 million after tax, or $.64 per share, compared to net investment gains of $15.3 million, or $1.02 per share, during the same period of 2013.  In total, net income of $29.7 million, or $1.98 per share, compares to $36.6 million, or $2.45 per share, for the prior year period.

Premium written by the Company’s insurance subsidiaries for the quarter was a record $97.9 million, compared to $96.2 million during the fourth quarter of 2013.  The increase was principally driven by a 13% increase in premiums written from the Company’s core fleet transportation products.  This increase was partially offset by reductions in the Company’s property reinsurance and professional liability exposures in line with previously announced strategic initiatives.  Premiums written for the twelve months of 2014 totaled a record $382.4 million, an increase of almost $13 million, more than 3% higher than last year’s previous record twelve month writings of $369.5 million, with the main driver of the increase being an 11% increase in the Company’s core fleet transportation products.

Net premiums earned for the fourth quarter of 2014 was also a record $68.9 million, 5% higher than last year’s record fourth quarter total of $65.4 million.  For the twelve months, earned premium increased $8.9 million, nearly 4% to a record twelve month total of $261.6 million from last year’s $252.7 million.

The Company’s consolidated combined ratio for the fourth quarter was 90.5%, before consideration of fee income.  Including fee income, underwriting income was $6.9 million, producing a combined ratio of 90.0%.  The Property and Casualty Insurance segment combined ratio was 92.0%, including fee income, and the Reinsurance segment combined ratio was 75.1%.  For the twelve months, the consolidated combined ratio was 93.0%, before consideration of fee income, and 92.4% including fees, producing $20.0 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 92.1%, including fee income, while the Reinsurance segment combined ratio was 94.2%.

Pre-tax investment income increased 19% compared to the fourth quarter of 2013.  For the twelve months, pre-tax investment income increased slightly more than 3%.  Pre-tax realized gains for the quarter totaled $2.1 million compared to gains of $7.0 million in the fourth quarter last year.  For the twelve months, pre-tax realized gains totaled $14.9 million compared to $23.5 million last year.  After tax investment gains, including realized and unrealized gains and losses, were $0.3 million for the fourth quarter, compared to gains of $15.4 million in 2013.  For the twelve months, after tax investment returns, including realized and unrealized gains, were $19.3 million for 2014 compared to $35.4 million during the comparable 2013 period.

Book value per share increased $.09 per share during the fourth quarter, after the payment of $.25 per share in regular cash dividends.  For the twelve months ended December 31, 2014, book value per share has increased $1.10 after the payment of cash dividends to shareholders totaling $1.00 per share.  The combination of the increase in book value and dividends represents an 8.2% total return on beginning book value for the twelve months.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, January 29, 2015, at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2014.

To participate via teleconference, investors may dial 1-888-468-2440 (U.S./Canada) or 1-719-325-2402 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 5, 2015 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 1029077.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until January 29, 2016.  The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=112235

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Operating revenue	$73,075	$69,108	$277,112	$267,457
Net investment gains	2,113	7,019	14,930	23,515

Total revenue	$75,188	$76,127	$292,042	$290,972

Operating income	$6,873	$4,405	$20,012	$21,303
Net investment gains,
net of federal income taxes	1,373	4,562	9,705	15,285

Net income	$8,246	$8,967	$29,717	$36,588

Per share data - diluted:
Average number of shares	14,977	14,925	14,976	14,924

Operating income	$.46	$.30	$1.34	$1.43
Net investment gains	.09	.30	.64	1.02

Net income	$.55	$.60	$1.98	$2.45

Dividends paid to shareholders	$.25	$.25	$1.00	$1.00

Comprehensive income, net of tax
Net income	$8,246	$8,967	$29,717	$36,588
Unrealized net gains (losses) on securities	(2,959)	9,198	2,751	13,622
Foreign currency translation adjustments	(176)	(292)	(1,011)	(575)
Comprehensive income	$5,111	$17,873	$31,457	$49,635

Annualized:
Total Value Creation 1	5.1%	19.5%	8.2%	14.3%

Return on average shareholders' equity:
Operating income	8.0%	5.3%	5.9%	6.6%
Net income	9.5%	10.9%	8.7%	11.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.5%	94.4%	93.0%	92.0%
Including fee income	90.0%	93.7%	92.4%	91.2%

1 Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.